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                                                                     EXHIBIT 2.2

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2001 (this "Amendment"), between D.R. HORTON, INC., a Delaware corporation ("DHI"), and SCHULER HOMES, INC., a Delaware corporation (the "Company").

         WHEREAS, the parties hereto entered into the Agreement and Plan of Merger, dated as of October 22, 2001 (the "Agreement"), between DHI and the Company;

         WHEREAS, the parties hereto desire to amend the Agreement as herein provided;

         NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree as follows:

         Section 1. Amendment. The Agreement is hereby amended by (a) deleting
SECTION 2.1.3(d)(i) in its entirety and substituting in lieu thereof:

                  (i) Cash equal to the quotient of (y) the Cash Consideration minus the product of (A) the Adjusted Cash Amount times (B) the aggregate number of Non-Election Shares, divided by (z) the aggregate number of Cash Election Shares, but in no event less than the Adjusted Cash Amount.

and (b) deleting the amount "$4.09" from SECTION 2.1.3(d)(iv) and substituting the phrase "Adjusted Cash Amount" in lieu thereof.

         Section 2. References. All references in the Agreement to the Agreement shall be deemed to be references to the Agreement as amended hereby.

         Section 3. Representations and Warranties. Each of the parties hereto represent and warrant that this Amendment has been duly and validly authorized, executed and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

         Section 4. Entire Agreement; Ratification. This Amendment embodies the entire agreement of the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. Except as modified or supplemented hereby, the Agreement shall continue in full force and effect.

         Section 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

         Section 6. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when


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executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, DHI and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                  D.R. HORTON, INC.

                                  By:        /s/ SAMUEL R. FULLER
                                           -------------------------------------
                                           Samuel R. Fuller
                                           Executive Vice President, Treasurer,
                                           and Chief Financial Officer


                                  SCHULER HOMES, INC.

                                  By:        /s/ JAMES K. SCHULER
                                           -------------------------------------
                                           James K. Schuler
                                           Co-Chairman, President and Chief
                                           Executive Officer